Exhibit 99.1

Crumbs Bake Shop, Inc. Reports Third Quarter 2013 Financial Results

Company Updates 2013 Financial Outlook

New York, New York. November 14, 2013 – Crumbs Bake Shop, Inc. (“Crumbs”) (NASDAQ: CRMB), the largest cupcake specialty store chain in the U.S., today reported financial results for the third quarter ended September 30, 2013.

Highlights of the Third Quarter 2013 Compared to the Third Quarter 2012:

▪	Net sales increased 15.4% to $11.4 million from $9.9 million.
▪	Comp store sales decreased 17.2%.
▪	Store operating weeks increased 44.3% to 977 from 677.
▪	Gross profit increased 11.4% to $6.1 million from $5.5 million.
▪	Net loss attributable to stockholders was $(5.7) million or $(0.49) per share compared to $(1.1) million or $(0.20) per share.
▪	Adjusted EBITDA[1], a non GAAP measure, was $(3.1) million compared to $(1.2) million.

1.	See financial tables for a reconciliation of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, to GAAP results.

Third Quarter 2013 Financial Results

Net sales increased 15.4% to $11.4 million in the third quarter of 2013 as compared to $9.9 million in the third quarter of 2012. The increase was primarily attributable to $3.1 million in sales from the 30 stores not in the same store sales base offset by a $1.6 million decrease in sales from the 49 stores in the same store sales base. During the quarter we saw sequential improvement on a monthly basis. Comp store sales were down 19.6% in July, 19.1% in August and 12.6% in September. Total store operating weeks increased 44.3% to 977 from 677 in the third quarter last year.

Cost of sales was $5.4 million compared to $4.4 million in the third quarter of 2012 and increased 270 basis points to 46.8% as a percentage of net sales. Gross profit increased 11.4% to $6.1 million from $5.5 million in the third quarter of last year. The increases were attributable to a variety of factors, including operating our coffee business under the “We Proudly Serve” Starbucks program, increased handling costs associated with our e-commerce operation and increased customer sales discounts from promotional products. Management has instituted programs that it believes will reduce the cost of sales for coffee.

Staff expenses were $4.3 million compared to $3.3 million in the third quarter of 2012 and increased 400 basis points to 37.6% as a percentage of net sales. Increases in staff expenses were primarily attributable to 26 new stores opened during the last twelve months, including approximately 290 new store positions.

Occupancy expenses were $3.6 million compared to $2.5 million in the third quarter of last year and increased 580 basis points to 31.2% as a percentage of net sales. The increases in occupancy expenses were primarily related to lease expenses of $1.82 million associated with the opening of 26 stores since September 30, 2012 and cost of closing stores.

General and administrative expenses were $0.9 million compared to $0.8 million in the third quarter of 2012 and increased 50 basis points to 8.3% as a percentage of net sales.

Income tax expense was $2.39 million as a result of full valuation allowance placed on the deferred tax asset, net of payable to related parties pursuant to tax receivable agreement.

Adjusted EBITDA was $(3.1) million compared to $(1.2) million in the third quarter of last year. See financial tables for a reconciliation of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, to GAAP results.

Net loss attributable to stockholders was $(5.7) million, or $(0.49) per basic and diluted share, compared to a net loss of $(1.1) million, or $(0.20) per basic and diluted share, in the third quarter of last year. The weighted average number of common shares outstanding was 11.6 million in the third quarter of 2013 and 5.5 million in the third quarter of 2012.

Store Portfolio

In the first three quarters of the year we have opened a total of 21 mall-based stores, including 11 in line stores and 10 kiosks. During the third quarter of 2013, Crumbs opened 1 mall-based store and 2 kiosks in, or adjacent to, current trading areas. During the third quarter we experienced a slowing of sales, resulting in lower than projected annual sales for most of our mall stores.

The Company has also expressed its intention to close certain street-level stores in California, Connecticut, Illinois, Metropolitan New York City, and Washington D.C that management believes will be unable to reach acceptable levels of financial performance. So far this year, Crumbs has closed 5 of those stores located in Connecticut, California, Illinois and Metropolitan New York City, and expects to close at least two additional stores in Manhattan by the end of the year.

October 2013

During October, in total the Company experienced flat comp store sales. In the first 27 days of the month the comp store trend was approximately negative 11%, continuing the sequential improvement experienced during the third quarter, while the remainder of the month the Company was operating against significant store closures from the effects of super storm Sandy in October 2012.

2013 Outlook

Based upon actual results through the first three quarters of 2013, along with our revised outlook for the balance of the year, Crumbs is lowering its annual expectations of net sales to approximately $48 million from $53 million and adjusted EBITDA to approximately $(8.8) million from $(4.9) million. The Company’s revised sales projection reflects continued weakness at street-level stores as well as lower sales projections for mall stores as indicated above. Any additional store closures would also further impact both sales and adjusted EBITDA. Management has initiated several strategies to improve the profitability of its stores. The Company is also negotiating and entering into various licensing agreements that will provide additional revenue. In addition, decreases in corporate level expenses have been initiated with additional reductions planned. Although these changes should reduce the amount of expenses in the fourth quarter of 2013 and fiscal year 2014, additional cash will be needed to fund operations through December 31, 2013. The Company is exploring a variety of strategic options which include equity and/or debt instruments to fund its future operating cash flow or enter into a strategic arrangement with a third party.

See financial tables for a reconciliation of projected adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, to projected GAAP results.

Earnings Call

The Company will not be conducting an earnings call for the third quarter of 2013.

About Crumbs Bake Shop, Inc.

The first Crumbs bake shop opened in March 2003 on the Upper West Side of Manhattan and is well known for its innovative and oversized gourmet cupcakes. The Company currently has 78 locations in 12 states and the District of Columbia.

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Forward Looking Statements

Some of the statements in this press release constitute forward-looking statements within the meaning of the federal securities laws. Words such as “anticipate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “aim,” “will” and words and terms of similar substance and any financial projections used in connection with any discussion of future plans, strategies, objectives, actions, or events identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. These statements are based on the beliefs of our management as well as assumptions made by and information currently available to us and reflect our current views concerning future events. As such, they are subject to risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among many others: the risk that any projections, including earnings, revenues, expenses, synergies, margins or any other financial items that form the basis for management’s plans and assumptions are not realized; the risk of disruption from being a public company, making it more difficult to maintain relationships with customers, employees or suppliers; a reduction in industry profit margin; the inability to continue the development of the Crumbs brand; the timing of and ability to achieve profitability of new stores; the inability to manage or fund rapid growth; requirements or changes affecting the business in which Crumbs Bake Shop, Inc. and Crumbs Holdings LLC and its wholly-owned subsidiaries are engaged; our ability to successfully implement new strategies; operating hazards; and competition and the loss of key personnel; changing interpretations of generally accepted accounting principles; continued compliance with government regulations; changing legislation and regulatory environments; the ability to meet the NASDAQ Stock Market’s continued listing standards; a lower return on investment; and the general volatility of the market prices of our securities and general economic conditions. These and other risks are discussed in detail in the periodic reports that Crumbs Bake Shop, Inc. files with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors” section of its Quarterly Report on Form 10-Q and its Annual Report on Form 10-K for the year ended December 31, 2012, and investors are urged to review those periodic reports and its other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, before making an investment decision. Crumbs Bake Shop, Inc.’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC. We assume no obligation to update these forward-looking statements except as required by law.

Non-GAAP Information

This press release includes certain numerical measures that are or may be considered “non-GAP financial measures” under the SEC’s Regulation G. “GAAP” refers to generally accepted accounting principles in the United States. The reconciliations of such measures to the most comparable GAAP figures, in accordance with Regulation G, are included herein. Crumbs presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public, including use of Adjusted EBITDA as a financial measure, which also facilitates comparisons to our historical performance.

The Company is providing Adjusted EBITDA information, which is defined as net income of the combined company, including net income attributable to any non-controlling interest, determined in accordance with all applicable and effective GAAP pronouncements up to December 31, 2010, before interest income or expense, income taxes and any gains or losses resulting from the change in estimate relating to our tax receivable agreement, depreciation, amortization, deferred rent expense, losses or gains resulting from adjustments to the fair value of the contingent consideration, stock-based compensation expense, extraordinary or non-recurring expenses and all other extraordinary non-cash items for the applicable period as a compliment to GAAP results. Adjusted EBITDA measures are commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in the accompanying tables. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Investor Relations Contact:

IR@crumbs.com / 646-478-9917

CRUMBS BAKE SHOP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net sales	$11,421	$9,895	$35,851	$32,253

Cost of sales	5,350	4,445	16,358	13,983

Gross profit	6,071	5,450	19,493	18,270

Operating expenses
Selling expenses	573	296	1,686	982
Staff expenses	4,294	3,325	12,186	10,070
Occupancy expenses	3,560	2,515	9,752	7,307
General and administrative	944	772	2,966	2,402
New store expenses	37	142	427	323
Depreciation and amortization	715	476	1,906	1,391
Loss on disposal of property and equipment	-	-	85	14

	10,123	7,526	29,008	22,489

Loss from operations	(4,052)	(2,076)	(9,515)	(4,219)

Other income (expense)
Interest expense	(165)	-	(241)	-
Interest and other income	27	2	35	19
Abandoned projects	(113)	(67)	(128)	(111)
Change in fair market valueof warranty liability	(109)	273	(218)	382

	(360)	208	(552)	290

Loss before income tax benefit (expense)	(4,412)	(1,868)	(10,067)	(3,929)

Income tax benefit (expense)	(2,387)	7	(2,387)	7

Net loss attributable to the controlling and
non-controlling interests	(6,799)	(1,861)	(12,454)	(3,922)

Less: Net loss attributable to
non-controlling interest	1,106	749	2,035	1,588

Net loss attributable to stockholders	$(5,693)	$(1,112)	$(10,419)	$(2,334)

Net loss per common share, basic and diluted	$(0.49)	$(0.20)	$(0.90)	$(0.42)

Weighted average number of common
shares outstanding, basic and diluted	11,631	5,506	11,590	5,506

CRUMBS BAKE SHOP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	September 30,	December 31,
	2013	2012

ASSETS

Current assets
Cash	$1,667	$6,270
Trade receivables	453	259
Inventories	416	559
Prepaid rent	777	600
Other current assets	624	410

Total current assets	3,937	8,098

Property and equipment, net	17,610	13,209

Other Assets
Deferred tax asset	-	4,773
Restricted certificates of deposit	673	673
Intangible assets, net	293	367
Capitalized lease costs	851	440
Deposits	268	289
Debt issuance costs	884	0
Other	10	38
Total other assets	2,979	6,580

	$24,526	$27,887

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$2,256	$2,080
Payroll liabilities	119	357
Sales tax payable	209	110
Gift cards and certificates outstanding	223	234
Total current liabilities	2,807	2,781

Long-term liabilities
Deferred rent	4,609	3,791
Payable to related parties pursuant to tax receivable agreement	-	2,387
Warranty liability	600	382
Convertible notes payable	10,000	-
Total liabilities	18,016	9,341

Commitments and contingencies

Stockholders' equity
Preferred stock, $.0001 par value; 1,000 shares authorized;
390 shares issued and outstanding at September 30, 2012
and December 31, 2012	-	-
Common stock, $.0001 par value; 100,000 shares authorized;
7,381 shares issued, 5,786 outstanding at September 30, 2012 and
7,100 shares issued, 5,506 outstanding at December 31, 2011	1	1
Additional paid-in capital	39,535	39,117
Accumulated deficit	(20,194)	(9,776)
Treasury stock, at cost	(15,914)	(15,914)

Total Crumbs Bake Shop, Inc. stockholders' equity	3,428	13,428

Non-controlling interest	3,082	5,118

Total stockholders' equity	6,510	18,546

	$24,526	$27,887

CRUMBS BAKE SHOP, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NEAREST COMPARABLE GAAP MEASURE
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net income (loss) attributed to the controlling
and non-controlling interest	$(6,799)	$(1,862)	$(12,454)	$(3,922)

Depreciation and amortization	715	476	1,906	1,391
Interest expense	165	-	240	-
Interest income	-	-	(4)	(2)
Income tax expense (benefit)	2,387	(7)	2,387	(7)
Loss on disposal of fixed assets	-	-	85	14
Abandoned projects	113	67	128	111
Deferred rent expense	185	231	537	624
Stock based compensation	94	120	416	282
Change in fair value of warrant liability	109	(273)	218	(382)
Non-recurring expenses	(20)	-	(20)	8

Adjusted EBITDA	$(3,051)	$(1,248)	$(6,561)	$(1,883)